***************************************
SPECIMEN - NOT AN OFFICIAL FILING

THIS IS A TEST COVER DOCUMENT!

***************************************


                      THE TESTFILE COMPANY
                      10 Main Street
                      Anytown, U.S.A. 00000


                                                November 10, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934, we are transmitting herewith the attached Form 10-Q.


Sincerely,

THE TESTFILE COMPANY

Mary Smith

Mary Smith, Vice President